AGREEMENT CONCERNING CHANGES TO BUSINESS COOPERATION AGREEMENT (FRAMEWORK)

Rentrak Japan Co., Ltd. (herein "RTK/J") and Rentrak Corporation (herein "RTK/US") agree to the following changes (herein "Agreement") concerning the Business Cooperation Agreement (Framework) entered into as of November 2, 1998.

Article 1 (Transfer of RTK/J Territories)

     Effective April 1, 2001, RTK/US transfers to RTK/J the rights to implement the PPT System (herein "Operating Rights within the Territories") in the geographical areas (herein "Territories") listed below, with due compensation.
     Both parties mutually confirm that the Operating Rights within the Territories are permanently and exclusively the property of RTK/J.
     RTK/US shall respect the Territories of RTK/J, and not enter newly into business alliances, licenses, or other involvement with third parties besides RTK/J in the Territories in connection with the PPT system.

                              LIST OF TERRITORIES

     Japan, Philippines, Singapore, Taiwan, Hong Kong, Republic of Korea, Democratic People's Republic of Korea, People's Republic of China, Thailand, Indonesia, Malaysia, Vietnam

Article 2 (Consideration for Transfer)
1. Consideration for the transfer of Operating Rights within the Territories described in the preceding Article shall be the sum of figures provided in
   (1) through (3) following. Payment by RTK/J to RTK/US shall comprise actual cash for the figure in (1), while the figures in (2) and (3) are deemed part of consideration for transfer with RTK/J abandoning its creditor rights:
(1)      $5.65 million US: no later than April 2, 2001.
(2) Separately from payment described in (1) above, of the $2.5 million US royalties paid in advance by RTK/J to RTK/US on December 16, 1999, effective April 1, 2001 RTK/J abandons its rights to demand the return of any sums available for royalties accruing on or after April 1, 2001. Royalties prior to March 31, 2001 have been paid in accordance with the Business Cooperation Agreement (Framework), and RTK/J affirms that it has no rights to demand their return.
(3) Separately from payment described in (1) above, effective April 1, 2001 RTK/J abandons its rights to demand the return of all monies accrued to RTK/J from RTK/US based on the "RIC Dissolution Agreement" dated September 30, 2000 between both parties.
(4) In abandoning its rights as described in (2) and (3) above, RTK/J warrants that it has not transferred any of these rights to any third party, and agrees to hold RTK/US harmless from any attempted assertion of any of these rights by any third party.

2. Subject to receipt of the amounts established in the previous paragraph, RTK/US shall neither demand any other monies from RTK/J, nor dispute the validity of this Agreement with RTK/J.

3. In accordance with the provisions in the previous paragraph, RTK/J shall not demand the return of any fees or royalties paid to RTK/US.


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Article 3 (Transfer of Trademark Rights,  Copyrights, and the like at no charge)
1. Effective April 1, 2001, RTK/US transfers to RTK/J at no charge the trademark rights in Japan listed below that currently are retained by RTK/US. RTK/J will prepare documents for the Japanese Patent Office necessary to change the registered titles of these trademark rights, and furnish them to RTK/US. RTK/US shall process said documents and send them to RTK/J within 10 days, with RTK/J to be responsible for the filing of the said documents.
(1)      "RENTRAK" (Registration no. 2489145 and Application no. SHO GAN HEI 10-
          61414)
(2)      "PPT" (Registration no. 3265459)
(3)      "PAY PER TRANSACTION" (Registration no. 2489175)
(4)      "B" (Registration no. 4327842)
(5)      "ONTRAK" (Registration no. 4305663)
(6)      "RPM" (Registration no. 4177101)
(7)      "FASTRAK" (Registration no. 3361224)
(8)      "BLOWOUT VIDEO" (Registration no. 3324535)
(9)      "BLOWOUT JAPAN" (Registration no. 4327840)
(10)     "BLOWOUT" (Registration no. 4327841)

2. Effective April 1, 2001, RTK/US transfers to RTK/J the rights to use all intellectual property rights associated with the PPT System (including copyrights and know-how, but excluding trademark rights transferred at no charge according to the section 1 above) within the RTK/J Territories specified in Article 1, and may not hinder their free usage (including acts of creating derivatives and modifications) by RTK/J or its designees in the Territories. These usage rights, which RTK/US unilaterally may not cancel or change, shall be exclusive with unlimited duration. Nothing in this Agreement is intended to transfer or grant to RTK/J any intellectual property or other rights outside of the Territories.

Article 4 (Equal Partnership)
   Effective April 1, 2001, both parties terminate the Business Cooperation Agreement (Basic Framework) dated November 2, 1998 between both parties as a step to the future, continue severally to place efforts toward business advancement of the PPT System under amicable and trusting relations as equal partners, and cooperate mutually to the maximum extent possible.
   In addition, except for this Agreement and the agreements provided for in the Attachment dated March 16, 2001, all contracts and agreements existing prior to April 1, 2001 between the parties to this Agreement, whether or not there are additional parties thereto, are hereby terminated as of April 1, 2001, and are of no further force and effect, with neither party having any further obligation to the other.

Article 5 (Additional Covenants)
For transitioning to equal partner relations, which is the purpose of the Agreement, both parties affirm, in accordance with the Attachment as of the date hereof, the purchase and sale of mutually cross-owned stock subject to formal agreement hereafter, and express their tentative agreement thereto.

Article 6 (Payments)
All payments to RTK/US under this Agreement and the agreements provided for in this Agreement and in the Attachment shall be made in full without any withholding whatsoever.

Article 7 (Applicable Law of Agreement) The Agreement shall conform to the laws of Japan.

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Article 8 (Dispute Resolution)
Any dispute between the parties concerning the interpretation or performance of the Agreement shall be settled by arbitration in Tokyo, Japan. The arbitration shall be administered by the Japan Commercial Arbitration Association according to its applicable rules. The award thereof shall be final and binding upon both parties. Judgment upon such award may be entered into Tokyo District Court of Tokyo, or Multnomah County, Oregon, Circuit Court, each of which shall have jurisdiction. Any arbitration shall be conducted before three arbitrators, provided that one arbitrator (who may be a resident and citizen of any country) shall be chosen by each party, and the third arbitrator (who shall be the chairman) shall be chosen by the two party-appointed arbitrators and shall be a resident and citizen of a third country other than the country of the two party-appointed arbitrators. Simultaneous interpretation of Japanese into English shall occur at arbitration.

This Agreement is written in both the English and Japanese languages, each in two originals, one for each party. Both language versions are controlling originals and shall have the same legal effect. As witness to the above, representatives of both parties shall sign below.

Date: March 16, 2001

/s/ Takaaki Kusaka                         /s/ Paul A. Rosenbaum
--------------------------------           ------------------------------------
Takaaki Kusaka, President                  Paul A. Rosenbaum, Chairman and CEO
Rentrak Japan Co., Ltd.                    Rentrak Corporation
Yebisu Garden Place Tower 35th Fl.         7700 NE Ambassador Place
4-20-3 Ebisu, Shibuya-ku, Tokyo            Portland  OR  97220
Japan                                      U.S.A.



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                                   ATTACHMENT

The Additional Covenants stipulated in Article 5 of the Agreement are as follows:

Article 1 (Purchase Agreement of RTK/J Stock)
1. RTK/US will sell 300,000 shares of RTK/J stock held by RTK/US to So-Tsu Co., Ltd., for 480 million yen (1,600 yen per share). 2. So-Tsu Co., Ltd., will disburse to RTK/US the aforesaid purchase price no later than April 2, 2001. RTK/US will deliver the stock certificates of the aforesaid stock, currently under safekeeping of RTK/J, in exchange for receipt of the subject purchase monies.

Article 2 (Purchase Agreement of RTK/US Stock)
1. RTK/J and Culture Convenience Club Co., Ltd., will sell to RTK/US their combined 1,004,000 shares of RTK/US stock (614,000 shares held by RTK/J and 390,000 shares held by Culture Convenience Club) for a total sum of $3,890,500 US ($3.875 per share).

2. RTK/US will disburse to RTK/J the aforesaid purchase price no later than April 2, 2001, whereby RTK/J will receive these funds on behalf of Culture Convenience Club. RTK/J and Culture Convenience Club will deliver the stock certificates of the aforesaid stock in exchange for the subject purchase monies.

Article 3 (Transfer of 3PF stock)
RTK/US desires to transfer to So-Tsu Co., Ltd., certain shares of stock of RTK/US's subsidiary 3PF.Com, Inc., and So-Tsu Co., Ltd., approves this.
         Class and quantity of stock:      17,000 shares, common;
                                           1% of total issued, outstanding stock
         Payment figure:                   $1 million U.S.
         Payment deadline:                 April 27, 2001

Article 4 (Formal Purchase Agreements)
Purchase agreements described in Articles 1 through 3 of these Additional Covenants shall gain full force and effect under the statutes upon written signature to instruments applied by board members with authority from all parties to the contracts, including Rentrak Corporation, Rentrak Japan Co., Ltd., So-Tsu Co., Ltd., and Culture Convenience Club Co., Ltd.